Exhibit 99.1

AVCT Announces Xavier Williams as New CEO

Veteran AT&T Executive selected to lead strategic growth plan

Darrell J. Mays to become Executive Vice-Chairman

FOR IMMEDIATE RELEASE: SEPTEMBER 16, 2020

Atlanta, GA – American Virtual Cloud Technologies, Inc. (NASDAQ: AVCT), a leading cloud communications and IT services provider, is pleased to announce the appointment of Xavier Williams as its new Chief Executive Officer and member of its board of directors, effective October 1, 2020.

Mr. Williams succeeds Darrell J. Mays, who will continue to serve on the AVCT Board of Directors as Executive Vice Chairman.

Mr. Williams is a veteran in the telecommunications and technology industries and brings a wealth of expertise to this role. He has served in a number of leadership capacities over the past 30 years at AT&T (NYSE:T) across multiple disciplines including finance, strategy, sales, product management, global operations, and human resources. He is a strong leader and experienced strategist with a proven track record of driving results by developing diverse, high-performing teams while meeting and exceeding customer expectations.

In his most recent role as President of AT&T’s Public Sector and FirstNet, Mr. Williams had profit & loss and operational responsibility for a global team of 4,000 professionals responsible for delivering solutions to federal, state, and local government agencies, colleges, universities, K-12 schools as well as for FirstNet, the $40+ billion nationwide wireless broadband network for first responders. Prior to this position, he has served as President of AT&T’s National Business focused on small & mid-sized Enterprise customers, President of Wholesale Markets focused on delivering solutions to IXCs, LECs and PTTs, President of AT&T’s Business Operations, where he was responsible for end-to-end operations supporting AT&T's enterprise customers worldwide as well as Executive Vice President of AT&T’s Global Customer Service business, where he drove the transformation of service delivery to ensure world-class customer care.

“I am delighted to join the AVCT team,” said Williams. “Thanks to the efforts of Darrell and the entire team, AVCT is extremely well-positioned to win in the fast-growing cloud communications and IT services industry. I look forward to working with the team to build on the strong foundation that has been laid, continuing to deliver exceptional white-glove service to our enterprise customers, and to capture the tremendous market opportunity before us. Together we plan to drive sustainable, industry-leading growth that benefits employees, shareholders, and the communities in which we operate.”

“I have known and admired Xavier for over 20 years and have seen first-hand the significant value that he has brought to AT&T and its customers,” said Mays. “I am excited that he has agreed to join AVCT as CEO, which is another major achievement in our strategic growth plan. AVCT has the resources, infrastructure, team, and culture needed to capture significant market share. I look forward to seeing the Company evolve and grow under Xavier’s leadership.”

“Xavier’s experience and capabilities will be extremely helpful in taking AVCT to the next level,” said Larry Mock, AVCT’s Chairman of the Board. “Xavier’s extensive leadership experience in telecommunications and technology combined with his proven track record of performance should help AVCT solidify our service delivery and strengthen our strategic alliances, particularly our relationship with AT&T.”

Over his career, Mr. Williams has received several awards including an Honorary Doctorate from Edinboro University of Pennsylvania, the AT&T Chairman’s Diversity Award, the Eagle Award for outstanding leadership from the National Eagle Leadership Institute, and the USA Freedom Corps’ Award for Dedication to Volunteer Services. He has also been recognized as one of the Top 100 Most Influential Blacks in Corporate America by Savoy magazine, one of the Most Powerful Executives in Corporate America by Black Enterprise magazine, one of the Top 100 Under 50 Executive Leaders by Diversity MBA magazine, and one of the Wash100 leaders in government contracting by Executive Mosaic (an international leadership organization).

Throughout his career, he has also been involved with and supported several charities and educational institutions including Make-A-Wish America, Urban League of Pittsburgh, AT&T Foundation, Pennsylvania’s State System of Higher Education Foundation, National Sales Network, Jarvis Christian College, AT&T University, and Asian Pacific Islanders for Professional & Community Advancement.

Born and raised in Washington DC, Xavier received his BS in Business Administration from Edinboro University of Pennsylvania and an MBA from the University of Pittsburgh’s Katz School of Business.

Other

AVCT also announced that it was expanding the roles of two current senior executives. Graham McGonigal, Chief Operating Officer, will also assume responsibilities for strategic planning and become the Chief Operating & Strategic Planning Officer. Dominick Passanante, Chief Revenue Officer, will also assume responsibilities for marketing and become the Chief Commercial Officer.

About American Virtual Cloud Technologies, Inc.

AVCtechnologies makes comprehensive and innovative cloud based UCaaS, Cybersecurity, and IT solutions simple for over 900 enterprise customers, including 350+ managed service clients. Our mission is to be your single destination partner for the white-glove delivery of reliable and secure managed cloud services, hardware, and software. For more information, visit www.avctechnologies.com.

PRESS / ANALYST CONTACTS

American Virtual Cloud Technologies, Inc.

Thomas King

+1 (404) 239-2863
info@avctechnologies.com